Exhibit 5.1

November 3, 2026 Terrestrial Energy Inc. 2730 W. Tyvola Road, Suite 100 Charlotte, NC 28217

Re:	Terrestrial Energy, Inc. Registration Statement on Form S-3

We have acted as special counsel to Terrestrial Energy Inc., a Delaware corporation (the “Company”), in connection with the filing of that certain Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on or about November 3, 2026. The Registration Statement relates to the offer and resale from time to time by Louis Plowden-Wardlaw (the “Selling Stockholder”) of up to 2,263,805 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), which are issuable upon the exercise of stock options (the “Options,” and such shares issuable upon exercise of the Options, the “Shares”) originally granted to the Selling Stockholder under the Terrestrial Energy Inc. Amended and Restated 2014 Stock Option Plan A in connection with his prior service to the Company and its predecessors and subsequently assumed under the Terrestrial Energy Inc. Second Amended and Restated 2024 Stock Option Plan (as amended, the “Plan”).

Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Registration Statement.

In connection herewith, we have examined:

(i)	the Registration Statement;

(ii)	the Plan;

(iii)	the option agreement(s) evidencing the grant of the Options to the Selling Stockholder;

(iv)	the Certificate of Incorporation of the Company, as amended through March 27, 2026;

(v)	the Bylaws of the Company, as amended through October 28, 2025; and

(vi)	resolutions adopted by the sole stockholder of Terrestrial Energy Delaware Inc. (subsequently renamed Terrestrial Energy Inc. and now known as Terrestrial Energy Development Inc.) on April 5, 2024, and by the Board of Directors of Terrestrial Energy Inc. (now known as Terrestrial Energy Development Inc.) on October 26, 2025.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and certificates and statements of appropriate representatives of the Company.

Terrestrial Energy Inc. November 3, 2026 Page 2

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, duly executed and delivered and countersigned by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents. We have further assumed that the consideration received by the Company for the Shares upon exercise of the Options shall not be less than the per share par value of the Shares.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.            The Shares have been duly authorized and, when delivered upon exercise of the Options and payment of the exercise price therefor, in accordance with the terms and conditions set forth in the Plan and the applicable option agreement(s), will be validly issued, fully paid and non-assessable.

Our opinion herein reflects only the application of the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP